Exhibit 99.1
Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com
Oplink Reports Financial Results for the Fourth Quarter and
Fiscal Year 2005
Fremont, Calif., August 17, 2005 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today reported financial results for the fourth quarter and fiscal year 2005 ended July 3, 2005.
For the fourth quarter of fiscal year 2005, Oplink reported revenues of $8.9 million, which represents an increase of 5.5% over revenues of $8.4 million reported in the third quarter of fiscal 2005. The company reported net income of $868,000, or $0.01 per share, for the fourth quarter of fiscal 2005, as compared to a net loss of $359,000, or $0.00 per share, reported in the third quarter of fiscal 2005. Net income in the fourth quarter includes a non-recurring benefit of $1.3 million primarily related to the resolution of vendor liabilities.
For fiscal year 2005, Oplink reported total revenues of $34.4 million and a net loss of $2.6 million, or $0.02 per share. This compares to revenues of $34.3 million and a net loss of $6.4 million, or $0.04 per share, reported for the fiscal year ended June 27, 2004.
Oplink had more than $186 million in cash and cash equivalents and short and long-term investments at July 3, 2005.
“We are pleased with our financial results for the fourth quarter which wraps up a good year for Oplink,” commented Joe Liu, president and CEO of Oplink. “During the year, we made further progress in controlling our expenses and continue to be encouraged by overall signs of growth in our industry. We were also successful expanding our customer base and evolving our technological capabilities to new, higher growth markets.
“In the fourth quarter, we continued to be qualified for inclusion in some of our customers’ next generation products and had good revenue contributions from Nortel, Marubun, ADVA and Huawei. We are looking to our future with optimism and believe that Oplink is well- positioned with a broadening product line and low cost manufacturing capabilities that will enable us to win market share as spending increases.”
For the first quarter of fiscal 2006, Oplink expects sequential revenue growth of approximately 10 percent and a net loss per share of $0.01, which includes the cost of expensing stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123(R).
The company presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. The company operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. July 3, 2005 and June 27, 2004 represent the Sunday closest to the periods ended June 30, 2005 and June 30, 2004, respectively.
Conference Call Information
The company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on August 17, 2005. To access the conference call, dial 800-218-8862 US or Canada and 303-262-2140 for international callers. The webcast will be available live on the Investor Relations section of the company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on August 17, 2005 until 11:59 p.m. Pacific Time on August 19, 2005, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11035772.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
This news release contains forward-looking statements, including without limitation statements regarding opportunities for continuing growth, anticipated broadening of Oplink’s product line, Oplink’s ability to win market share and the guidance given for anticipated revenue and earnings per share for the first quarter of fiscal 2006, that involve risks and uncertainties, which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply its raw materials and equipment, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of Oplink’s, and possible infringement of others’, intellectual property, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2005	2004
	(Unaudited)	(1)(2)

ASSETS
Current assets:
Cash and cash equivalents	$29,710	$56,690
Short-term investments	95,696	78,549
Accounts receivable, net	7,127	7,545
Inventories	6,999	4,767
Prepaid expenses and other current assets	2,430	2,814

Total current assets	141,962	150,365
Long-term investments	60,727	55,204
Property, plant and equipment, net	25,297	26,426
Intangible assets	—	507
Other assets	260	401

Total assets	$228,246	$232,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,658	$4,926
Accrued liabilities and other current liabilities	6,044	8,171

Total current liabilities	9,702	13,097
Non-current liabilities	—	104

Total liabilities	9,702	13,201

Stockholders’ equity	218,544	219,702

Total liabilities and stockholders’ equity	$228,246	$232,903

(1)	The June 30, 2004 condensed consolidated balance sheet has been derived from audited financial statements at that date.

(2)	$53.7 million of investments in auction rate securities has been reclassified from cash equivalents to short term investments on the June 30, 2004 condensed consolidated balance sheet.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(1)

Revenues	$8,882	$9,689	$34,355	$34,328

Cost of revenues:
Cost of revenues	5,557	5,973	24,709	22,736
Non-cash compensation expense	—	17	27	177

Total cost of revenues	5,557	5,990	24,736	22,913

Gross profit	3,325	3,699	9,619	11,415

Operating expenses:
Research and development	1,544	2,077	7,173	7,056
Sales and marketing	819	767	3,708	3,329
General and administrative	1,336	1,565	6,161	6,619
Restructuring costs and other charges	322	452	322	452
Merger fees	—	—	(904)	—
In-process research and development	—	—	—	1,565
Non-cash compensation expense	17	118	117	1,512
Amortization of intangible and other assets	47	45	184	56

Total operating expenses	4,085	5,024	16,761	20,589

Loss from operations	(760)	(1,325)	(7,142)	(9,174)
Interest and other income, net	1,628	702	4,495	2,733

Net income (loss)	$868	$(623)	$(2,647)	$(6,441)

Net income (loss) per share:
Basic	$0.01	$(0.00)	$(0.02)	$(0.04)

Diluted	$0.01	$(0.00)	$(0.02)	$(0.04)

Shares used in per share calculation:
Basic	148,604	147,257	148,069	145,479

Diluted	153,086	147,257	148,069	145,479

(1)	The condensed consolidated statement of operations for the year ended June 30, 2004 has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Years Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(2,647)	$(6,441)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,883	8,277
Non-cash compensation expense	223	1,689
Acquired in-process research and development	—	1,565
Impairment charge	322	—
Other	1,043	323
Change in assets and liabilities	(4,452)	(5,958)

Net cash provided by (used in) operating activities	2,372	(545)

Cash flows from investing activities:
Net purchases of investments	(23,623)	(20,504)
Net (purchases) sales of property and equipment	(6,202)	283
Acquisition of businesses, net of cash and cash equivalents	(717)	404
Net cash used in investing activities	(30,542)	(19,817)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,259	4,019
Repayment of note receivable from stockholders	12	15
Repayment of capital lease obligations	(81)	(1,480)

Net cash provided by financing activities	1,190	2,554

Net decrease in cash and cash equivalents	(26,980)	(17,808)

Cash and cash equivalents, beginning of period	56,690	74,498

Cash and cash equivalents, end of period	$29,710	$56,690